Exhibit 99.1

Accelrys Reports Fiscal 2005 Second-Quarter and Year- to-Date
Financial Results

SAN DIEGO, CA; October 28, 2004 – Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the second quarter and first six months of fiscal 2005.

Revenues in the September 2004 quarter were $14.3 million compared to $17.7 million reported in the September 2003 quarter. Lower revenues were attributed to the change in revenue recognition for annual and multi-year licenses initiated in January 2004. Orders booked in the September 2004 quarter were $13.3 million compared to $13.7 million booked in the September 2003 quarter. Deferred revenue was $29.5 million at September 30, 2004 compared to $19.0 million at September 30, 2003. Operating expenses, including cost of revenue, in the current quarter were $19.4 million compared to $20.8 million in the quarter ended September 30, 2003. Included in expenses in the September 2004 quarter was a write-off of in-process research and development costs of $700 thousand resulting from the Company’s acquisition of SciTegic which closed on September 27, 2004. A net loss of ($5.1) million or ($.21) per share was reported for the September 2004 quarter compared to a net loss of ($2.1) million or ($.09) per share reported in the comparable quarter in 2003. Cash, cash equivalents and marketable securities was about $66.7 million at September 30, 2004.

As previously reported, the change in revenue recognition to subscription accounting will continue to dramatically affect reported revenue through the next couple of quarters when compared to the equivalent periods in the prior year. During this transition, orders booked in the period are a key indicator of the Company’s performance.

“Our results for the quarter reflect continued progress toward achieving our goals of controlling costs, improving internal quality control systems, and achieving top-line growth,” said Mark Emkjer, president and CEO of Accelrys. “With regard to top-line growth, we believe our recent merger with SciTegic, the successful launch of our Nanotechnology Consortium, and the numerous in-licensing agreements we have recently closed demonstrates our focus and commitment.”

For the six months ended September 30, 2004 revenues were $28.5 million compared to $36.8 million in the six months ended September 30, 2003. As noted above, lower revenues were attributed to the change to subscription accounting for annual and multi-year licenses. Orders in the six month period ended September 30, 2004 were $29.1 million compared to $29.9 million of orders booked in the six months ended September 30, 2003. Operating expenses, including cost of revenue, in the half year ended September 30, 2004 were $39.1 million compared to $43.8 million reported in the comparable period of 2003. The write-off of $700 thousand noted above was included in expense in the 2004 period. A net loss of ($11.3) million or ($.46) per share was reported for the six months ended September 30, 2004. Included in the loss was a charge of $1.1 million ($.04 per share) representing the net of discontinued operations at Pharmacopeia Drug Discovery (PDD) for the period April 1, 2004 through April 30, 2004 at which time the division was separated from Accelrys. In the six month period ended September 30, 2003 a net loss of ($5.9) million or ($.25) per share was reported. Included in the loss was a charge of $.4 million for discontinued operations at PDD, representing about $.02 per share.

With regard to guidance, John Hanlon, CFO reiterated, “We expect orders to increase modestly in fiscal 2005 when compared to the twelve months ended March 31, 2004. Revenues for fiscal 2005 will be substantially lower as Accelrys customers adopt our new license offering that requires subscription accounting. Deferred revenues, which will be recorded as revenue in future periods, will increase in relation to the decrease in reported revenues. Accelrys has elected to close its year on March 31 rather than December 31. As a result, the three months ended March 31, 2004 will be reported in future periods as a “transition period” per SEC guidelines.”

At 5:00 p.m. EDT today, Accelrys will conduct a conference call to discuss its fiscal 2005 second quarter financial results. Mark Emkjer, CEO, will host the call. To participate, please dial 1-800-706-7745 [+1-617-614-3472 outside the United States] and enter the access code, 77682879, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing 1-888-286-8010 [+1-617-801-6888 outside the United States] and entering access code 45675860 from 7:00 p.m. EDT October 28, through 11:59 p.m. EST, November 11, 2004.

About Accelrys, Inc.

Accelrys, Inc. (NASDAQ: ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers, for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The company is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

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This press release contains forward-looking statements for the purpose of the Private Securities Litigation Act of 1995 (“the Act”). When used anywhere in this document, the words expects, believes, anticipates, estimates, and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements herein include statements regarding the impact of the change in revenue recognition to subscription accounting and our financial results in future periods, the anticipated results of our recent merger with SciTegic, the launch of our Nanotechnology Consortium, recent in-licensing transactions, and expected orders and revenues in fiscal 2005. Accelrys has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Accelrys’ strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in Accelrys’ filings with the Securities and Exchange Commission, including its most recent report on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Accelrys claims the protection of the safe-harbor for forward –looking statements in the Act, and disclaims any intent or obligation to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.